Exhibit 8.1

November 8, 2016

Berry Plastics Group, Inc.

Attn: Jason K. Greene, Chief Legal Officer
101 Oakley Street
Evansville, Indiana 47710

Re: Mergers between AEP Industries Inc. and Subsidiaries of Berry Plastics Group, Inc.

Ladies and Gentlemen:

We have acted as U.S. federal income tax counsel to Berry Plastics Group, Inc., a Delaware corporation (“Berry”), in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 24, 2016, by and among Berry, Berry Plastics Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Berry (“Holdings”), Berry Plastics Acquisition Corporation XVI, a Delaware corporation and a direct, wholly owned subsidiary of Holdings (“Merger Sub”), Berry Plastics Acquisition Corporation XV, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Holdings that is treated as disregarded from its owner for federal income tax purposes (“Merger Sub LLC” and, together with Berry, Holdings, and Merger Sub, the “Berry Parties”) and AEP Industries Inc., a Delaware corporation (the “Company”), pursuant to which (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation (the “First-Step Merger”) and (ii) immediately thereafter, the Company will merge with and into Merger Sub LLC, with Merger Sub LLC surviving as a wholly owned subsidiary of Holdings (the “Second-Step Merger” and, together with the First-Step Merger, the “Mergers”), with each share of Company common stock issued and outstanding immediately prior to the time the Mergers become effective (the “Effective Time”) being converted into the right to receive, at the holder’s election and subject to proration and certain other limitations as set forth in the Merger Agreement, 2.5011 shares of Berry common stock or $110.00 in cash. At your request, and in connection with the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on September 26, 2016 (File No. 333-213803) (as amended or supplemented through the date hereof, the “Registration Statement”), we are rendering our opinion (the “Opinion”) concerning certain U.S. federal income tax consequences of the Mergers.

In preparing our Opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction of (i) the Registration Statement, (ii) the Merger Agreement

Berry Plastics Group, Inc.

November 8, 2016

and (iii) such other documents and information as we have deemed necessary or appropriate to render our Opinion. In addition, we have relied upon the accuracy and completeness of certain statements and representations made by Berry and Company, including those set forth in letters dated as of the date hereof from an officer of each of Berry and Company (the “Representation Letters”). For purposes of rendering our Opinion, we have assumed that such statements and representations are accurate and complete without regard to any qualification as to knowledge or belief. We have assumed that the Representation Letters will be re-executed in substantially the same form by appropriate officers and that we will render our Opinion pursuant to Section 6.2(d) of the Merger Agreement, each as of the Effective Time. Our Opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness of the facts, information, covenants and representations set forth in the documents referred to above and the statements and representations made by Berry and Company, including those set forth in the Representation Letters. For purposes of our Opinion, we have not independently verified all of the facts, representations and covenants set forth in the Representation Letters, the Registration Statement, or in any other document. We have also assumed that the Mergers will be consummated in the manner contemplated by the Merger Agreement and the Registration Statement.

For purposes of our Opinion, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, electronic or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed, or to be executed, we have assumed that the parties thereto had, or will have, the power, corporate or other, to enter into and to perform all obligations thereunder.

In rendering our Opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, pertinent judicial authorities, published opinions and administrative pronouncements of the Internal Revenue Service (the “IRS”), and such other authorities as we have considered relevant, all as they exist on the date hereof and all of which are subject to change or differing interpretations, possibly on a retroactive basis. A change in any of the authorities upon which our Opinion is based could affect our conclusions herein. Moreover, our Opinion is not binding on the IRS or the courts. There can be no assurance that our Opinion will be accepted by the IRS or, if challenged, by a court. In addition, any material changes to the documents referred to above could affect our conclusions herein.

Based upon and subject to the foregoing, the discussion set forth in the Registration Statement under the heading “United States Federal Income Tax Consequences,” insofar as it presents legal conclusions with respect to matters of U.S. federal income tax law, subject to the limitations, qualifications, exceptions and assumptions set forth therein, accurately sets forth the material U.S. federal income tax consequences of the First-Step Merger, the Second-Step Merger and the Mergers to holders of Company common stock and constitutes the opinion of Bryan Cave LLP.

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Berry Plastics Group, Inc.

November 8, 2016

Except as set forth above, we express no opinion to any party as to any tax consequences, whether U.S. federal, state, local or foreign, of the transactions described in the Registration Statement, any transaction related thereto, or of owning Berry common stock. Our Opinion has been prepared for you solely in connection with the Mergers and the Registration Statement and may not be relied upon for any other purpose without our prior written consent. Our Opinion is expressed as of the date hereof, and we disclaim any obligation to supplement or revise our Opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, statement, representation or assumption relied upon herein that becomes inaccurate.

We consent to the use of our name in the Registration Statement and to the filing of our Opinion with the SEC as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP